For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CSO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES 2021 THIRD QUARTER RESULTS

SEGUIN, Texas, November 3, 2021 -- Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter ended September 30, 2021.

Highlights for the Quarter

•Total company net sales of $338.3 million, up 16%
•Industrial Division net sales of $219.0 million, up 12%
•Agricultural Division net sales of $119.3 million, up 25%
•Income from operations of $30.0 million, down 3%
◦Adjusted Income from operations of $31.1 million, down 2% (1)
•Net income of $17.5 million, or $1.47 per diluted share, down 13%
◦Adjusted net income of $18.9 million, or $1.59 per diluted share, down 8% (1)
•Trailing twelve-month Adjusted EBITDA of $156.5 million, remains up 7% from full year 2020(1)
•Total debt outstanding, compared to second quarter 2021, reduced $20.7 million and debt net of cash position improved $24.3 million,
•Backlog of $645.1 million, up 154% compared to prior year third quarter

Summary of Results
Alamo Group's net sales for the third quarter of 2021 were $338.3 million compared to net sales of $291.8 million in the third quarter of 2020, an increase of 16%. Net income for the quarter was $17.5 million, or $1.47 per diluted share, compared to $20.0 million, or $1.69 per diluted share, in the previous year’s third quarter, a decrease of 13% in both net income and net income per diluted share.

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For the first nine months of 2021, net sales were $997.1 million compared to $874.8 million in the previous year’s first nine-month period, an increase of 14%. Net income for the first nine months of 2021 was $61.0 million, or $5.13 per diluted share, versus $48.6 million, or $4.10 per diluted share, for the same period in 2020, an increase of 26% in net income and 25% in net income per diluted share.

Operating results for the third quarter of 2021 included a $1.1 million pre-tax charge for the acceleration of stock grants for our former CEO, while comparable 2020 results included the negative effects of non-cash inventory step up charges of approximately $0.9 million in the third quarter of 2020 related to the Morbark acquisition. Excluding the effects of these non-recurring items, third quarter 2021 adjusted operating income was $31.1 million, compared to $31.8 million in the prior year third quarter, a decrease of 2%.(1) Excluding the same non-recurring items, third quarter adjusted net income was $19.0 million, compared to $20.7 million, a decrease of 8%.(1)

While Alamo Group’s results for the third quarter and first nine months of 2021 continue to reflect strong customer demand, percentage margins still have not yet rebounded to pre-pandemic levels. The favorable sales performance and leveraging effects normally resulting from higher customer demand continued to be constrained by supply chain disruptions and labor shortages, as well as input cost inflation that outpaced the Company’s offsetting pricing actions. Further affecting the third quarter 2021 operating income comparison was a lower percentage of high-margin service parts sales, and a heavier mix of essentially no margin freight sales in the quarter. The year-to-year comparison of selling, general and administrative expense also reflects post-pandemic spending normalization, higher sales commissions and the end of government wage subsidies in our international operations. Third quarter 2021 net income was further negatively affected by an income tax provision for stock-based compensation in anticipation of a 28% full year effective tax rate and a non-deductible acceleration of restricted stock awards related to the retirement of our former CEO.

Results by Division

Net sales for Alamo Group's Industrial Division in the third quarter of 2021 were $219.0 million, compared to $196.2 million in the prior year, an increase of 12%. The Division’s income from operations for the quarter was $16.0 million compared to $19.2 million in the third quarter of 2020, a decrease of 17%. For the first nine months of 2021, the Industrial Division's net sales were $662.1 million versus $608.5 million

ALAMO GROUP ANNOUNCES 2021 THIRD QUARTER RESULTS             Page 3

in the first nine months of 2020, an increase of 9%. The Division's income from operations for the first nine months of 2021 was $52.0 million versus $51.5 million in the same period of the prior year, an increase of 1%.

The Industrial Division's current year results benefited from customer demand growth but were constrained by the supply chain disruptions and the unfavorable input cost changes previously mentioned. Prior year results were impacted by the COVID-19 pandemic and included the negative effects of the Morbark non-cash inventory step up charges mentioned above.

The Company's Agricultural Division net sales in the third quarter of 2021 were $119.3 million compared to $95.5 million in the prior year's third quarter, an increase of 25%. The Division's income from operations for the quarter was $14.1 million compared to $11.7 million in 2020, an increase of 21%. For the first nine months of 2021, the Agricultural Division's net sales were $334.9 million versus $266.4 million in the prior year, an increase of 26%. The Division's income from operations for the first nine months of 2021 was $37.1 million compared to $26.0 million in the prior year, an increase of 43%.

The Agricultural Division continues to benefit from high customer demand and low dealer inventories. Supply chain disruptions and input cost increases continued to constrain shipments and pressure margins, but this Division was somewhat less affected by these issues as compared to the Company's Industrial Division.

Comments on Results
Jeff Leonard, Alamo Group’s President and Chief Executive Officer, commented, “This was certainly an interesting quarter in that we experienced both sustained market tailwinds as well as persistent headwinds in the form of cost inflation, skilled labor shortages and supply chain disruptions. Activity in our markets remained at a healthy level during the third quarter across all segments of our business. The strong market momentum we carried out of the second quarter continued, with third quarter order bookings and ending backlog again setting all-time records for the Company. Our sales improved nicely relative to the third quarter of 2020, but declined modestly from the level achieved in the second quarter of 2021 as persistent labor and supply chain shortages disrupted our operations. The sales mix was also

ALAMO GROUP ANNOUNCES 2021 THIRD QUARTER RESULTS             Page 4
less favorable as somewhat higher spare parts sales declined modestly this quarter as a percentage of our total sales.

“While thankfully the Company experienced fewer problems directly related to COVID-19 illness, the efficiency of our manufacturing operations was negatively impacted during the third quarter as shortages of both purchased materials and skilled labor disrupted our normal production cadence. These supply chain and people related shortages constrained sales growth during the quarter in both of our operating divisions, but most notably in our Industrial Division where the supply chain impact was more significant. Results for the third quarter of 2021 were also adversely impacted by the combined effects of material cost inflation, and sharply higher transportation costs that were incurred to meet customer requirements. Third quarter sales, general and administrative costs were also higher than the comparison period because salaries and accruals for profit sharing and management incentive plans were frozen in the third quarter of 2020 in response to the impact of COVID-19. Selling costs were also higher as sales commissions increased and our sales teams began to travel more frequently with increased trade show attendance. The Company also incurred higher administrative costs resulting from the timing of certain stock based compensation expenses as well as certain one-time costs associated with the CEO succession process, both of which contributed to a significantly higher effective tax rate for the third quarter.

“Our Agricultural Division continued to perform at a very high level in the third quarter in spite of some mixed signals from the markets. While corn and soybean prices declined somewhat relative to the levels achieved in the second quarter, they remained at historically good levels. Cattle prices rose steadily through July and August before giving back the gains in September to end the quarter slightly lower. Finally, tractor sales rose modestly compared to the third quarter 2020 but with the gains more concentrated in the higher horsepower machines. Dealer inventories also remained low, and have not yet recovered to levels evident before the pandemic. Against this backdrop, demand for the Agricultural Division’s products remained strong and the Division’s sales increased by 25% compared to the third quarter of 2020. A favorable product mix supported by solid contributions from operations in the U.K., Europe, Brazil and Australia contributed to this Division’s earnings in the quarter.

ALAMO GROUP ANNOUNCES 2021 THIRD QUARTER RESULTS             Page 5

“Alamo’s Industrial Division continued to experience healthy demand for its products from state and municipal government entities, contractors and industrial end users. Sales in this Division increased by 12% versus the third quarter of 2020 primarily driven by strong demand for its forestry and tree care products, excavators and vacuum trucks. Division profitability was lower than the comparison period of 2020 partly due to the fact that governmental agencies, with only rare exceptions, do not allow post-order inflationary price adjustments. Truck chassis delivery delays due to the ongoing computer chip shortage also had a meaningful negative impact on Industrial Division sales and profitability, more so than had been the case in the previous quarters of 2021. This Division’s operational efficiency was significantly impacted by these supply chain problems and shortages. Lower sales and higher warranty costs in the Division’s engineered snow removal products business also negatively impacted profitability in the quarter.

“In retrospect, while the impact that several one-time items and a higher effective tax rate had on our third quarter earnings was disappointing, I remain pleased with the way our employees have continued to react positively to the challenges evident in the current business environment. On a positive note, our gross margin, while lower than third quarter 2020 gross margin, improved slightly compared to the second quarter of 2021 gross margin. We were also able to further strengthen the company's balance sheet by reducing our long term debt by over $20 million during the quarter. Notably, despite the significantly higher backlog and resulting longer lead-times to deliver equipment to our customers, we have not experienced any significant order cancellations to date.

“As we announced last week, it was gratifying to complete the acquisition of Timberwolf Limited, a leading U.K. based manufacturer of tree-care brush and limb chippers. While this is a fairly small transaction financially, it is strategically and operationally important because Timberwolf has developed a solid distribution network that covers the United Kingdom, Europe and certain other markets. This network will provide us with important new access points into these market areas for our Morbark, Rayco and Denis Cimaf forestry and tree-care products. In addition, the chippers produced by Timberwolf fill gaps in Morbark’s chipper offering and provide opportunities for cross branding.

ALAMO GROUP ANNOUNCES 2021 THIRD QUARTER RESULTS             Page 6
“Looking ahead to the fourth quarter, I expect we will continue to experience the same headwinds associated with cost inflation, supply chain disruptions and skilled labor shortages that we experienced to a greater degree in the third quarter. These challenges are not expected to improve significantly in the short term. However, the one-time administrative costs we encountered this quarter are not expected to repeat. I also expect that our effective tax rate will return to a more traditional level in the fourth quarter.

“Looking ahead into 2022, the consensus of professional opinion seems to be that the computer chip shortage will potentially persist throughout most of the year. Inflation is also expected to remain elevated through at least the first half of 2022, along with skilled labor shortages. In spite of these persistent issues, I remain optimistic about Alamo Group’s long term prospects. With a very strong backlog and ongoing market momentum, we are well positioned to benefit when the supply chain issues begin to resolve. We continue to invest in training our people and in improving our facilities to regain efficiencies lost in the short term. We will also continue to work closely with our key suppliers to do all we can to minimize the disruption impact on our operations and to get the best possible outcomes for our customers.”

Earnings Conference Call
Alamo Group will host a conference call to discuss the results on Thursday, November 4, 2021 at 3:00 p.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 800-353-6461 (domestic) or 334-323-0501 (international). For interested individuals unable to join the call, a replay will be available until Thursday, November 11, 2021 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 7942443.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & Presentations”) on Thursday, November 4, 2021, beginning at 3:00 p.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

ALAMO GROUP ANNOUNCES 2021 THIRD QUARTER RESULTS             Page 7

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,100 employees and operates 27 plants in North America, Europe, Australia and Brazil as of September 30, 2021. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including more significant supply chain disruptions, reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, inflation, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2021	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$89,189	$93,515
Accounts receivable, net	245,517	217,276
Inventories	294,270	243,529
Other current assets	6,807	12,835
Total current assets	635,783	567,155

Rental equipment, net	36,244	44,774

Property, plant and equipment	147,790	155,204

Goodwill	193,572	192,976
Intangible assets	181,516	195,966
Other non-current assets	22,873	17,384

Total assets	$1,217,778	$1,173,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$107,059	$82,071
Income taxes payable	6,425	3,625
Accrued liabilities	67,183	56,916
Current maturities of long-term debt and finance lease obligations	15,059	15,068
Total current liabilities	195,726	157,680

Long-term debt, net of current maturities	279,215	359,021
Long-term tax liability	4,408	6,778
Deferred pension liability	963	1,274
Other long-term liabilities	28,095	25,817
Deferred income taxes	17,709	17,676

Total stockholders’ equity	691,662	605,213

Total liabilities and stockholders’ equity	$1,217,778	$1,173,459

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020
Net sales:
Industrial	$218,988	$196,241	$662,106	$608,473
Agricultural	119,323	95,518	334,944	266,369
Total net sales	338,311	291,759	997,050	874,842

Cost of sales	252,015	213,123	746,188	649,441
Gross margin	86,296	78,636	250,862	225,401
	25.5%	27.0%	25.2%	25.8%

Selling, general and administration expense	52,586	44,069	150,803	136,868
Amortization expense	3,667	3,644	10,988	11,093
Income from operations	30,043	30,923	89,071	77,440
	8.9%	10.6%	8.9%	8.9%

Interest expense	(2,660)	(3,461)	(8,127)	(12,921)
Interest income	296	306	877	968
Other income (expense)	36	(333)	2,659	720

Income before income taxes	27,715	27,435	84,480	66,207
Provision for income taxes	10,196	7,402	23,462	17,657

Net Income	$17,519	$20,033	$61,018	$48,550

Net income per common share:

Basic	$1.48	$1.70	$5.16	$4.12

Diluted	$1.47	$1.69	$5.13	$4.10

Average common shares:
Basic	11,842	11,788	11,835	11,776

Diluted	11,900	11,851	11,895	11,840

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted EPS, related to the impact of non-recurring items, of which are non-GAAP financial measures. Attachment 2 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 3 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA excluding the impact of the step-up inventory charge at Morbark, all of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Non-recurring Items

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Operating Income - GAAP	$30,043	$30,923	$89,071	$77,440
(add: acquisition inventory step-up charge)	—	880	—	3,542
(add: acceleration of stock expense)	1,102	—	1,102	—
Adjusted Operating Income - non-GAAP	$31,145	$31,803	$90,173	$80,982

Net Income - GAAP	$17,519	$20,033	$61,018	$48,550
(add: acquisition inventory step-up charge)	—	645	—	2,597
(add: acceleration of stock expense)	1,408	—	1,408	—
(less: gain on sale of property)	—	—	(2,483)	—
Adjusted Net Income - non-GAAP	$18,927	$20,678	$59,943	$51,147

Diluted EPS - GAAP	$1.47	$1.69	$5.13	$4.10
(add: acquisition inventory step-up charge)	—	0.05	—	0.22
(add: acceleration of stock expense)	0.12	—	0.12	—
(less: gain on sale of property)	—	—	(0.21)	—
Adjusted Diluted EPS - non-GAAP	$1.59	$1.74	$5.04	$4.32

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended September 30,			Change due to currency translation
	2021	2020	% change from 2020	$	%

Industrial	$218,988	$196,241	11.6%	$811	0.4%
Agricultural	119,323	95,518	24.9%	2,321	2.4%
Total net sales	$338,311	$291,759	16.0%	$3,132	1.1%

	Nine Months Ended September 30,			Change due to currency translation
	2021	2020	% change from 2020	$	%

Industrial	$662,106	$608,473	8.8%	$7,905	1.3%
Agricultural	334,944	266,369	25.7%	8,607	3.2%
Total net sales	$997,050	$874,842	14.0%	$16,512	1.9%

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	September 30, 2021	September 30, 2020	Net Change

Current maturities	$15,059	$15,068
Long-term debt,net of current	279,215	359,021
Total debt	$294,274	$374,089

Total cash	89,189	93,515
Total Debt Net of Cash	$205,085	$280,574	$(75,489)

EBITDA
	Nine Months Ended		Trailing Twelve Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	December 31, 2020

Income from operations	$89,071	$77,440	$106,416	$94,785
Depreciation	22,360	21,741	29,713	29,094
Amortization	11,488	11,593	15,275	15,380
EBITDA	$122,919	$110,774	$151,404	$139,259

Adjusted EBITDA
	Nine Months Ended		Trailing Twelve Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	December 31, 2020

Income from operations	$89,071	$77,440	$106,416	$94,785
adjust: acquisition inventory step-up charge	—	3,542	1,288	4,830
adjust: acceleration of stock expense	1,102	—	1,102	—
adjust: redundancy costs	—	—	2,730	2,730
Adjusted Income from operations	$90,173	$80,982	$111,536	$102,345
Depreciation	22,360	21,741	29,713	29,094
Amortization	11,488	11,593	15,275	15,380
Adjusted EBITDA	$124,021	$114,316	$156,524	$146,819